UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 23, 2016

REALPAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 International Parkway

Carrollton, Texas 75007

(Address of principal executive offices, including zip code)

(972) 820-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 23, 2016, RealPage, Inc., a Delaware corporation (“RealPage”), and RP Newco XVIII, Inc., a newly formed Delaware corporation and wholly owned subsidiary of RealPage (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NWP Services Corporation, a Delaware corporation (“NWP”), and Ronald Reed (the “Shareholder Representative”), as the representative of NWP’s stockholders (the “NWP Stockholders”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, Merger Sub will merge with and into NWP (the “Merger”) and NWP will continue as the surviving corporation of the merger and a wholly owned subsidiary of RealPage.

Pursuant to the Merger Agreement, RealPage will pay approximately $68 million in cash, $70 million less expected cash acquired, subject to reduction for outstanding indebtedness and unpaid transaction expenses and subject to working capital adjustments, in exchange for all outstanding shares of capital stock of NWP. RealPage will retain a portion of the purchase price in connection with the Merger as a holdback to serve as security for the benefit of RealPage and its affiliates against the indemnification obligations of NWP’s stockholders. Subject to any indemnification claims made, certain amounts of the holdback will be released to the NWP Stockholders 18 months after closing with the remainder to be released three years after closing.

The Merger Agreement contains customary representations and warranties and covenants of NWP, RealPage and Merger Sub, as well as indemnification obligations by certain NWP Stockholders in the event of a breach of such representations, warranties and covenants. The Merger Agreement also contains customary closing conditions. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of the specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RealPage, NWP or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in RealPage’s public disclosures.

A copy of the Merger Agreement is attached to this Current Report as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 7.01	Regulation FD Disclosure.

On February 23, 2016, RealPage issued a press release announcing that it has entered into a definitive agreement for the acquisition of NWP. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated February 23, 2016, among RealPage, Inc., RP Newco XVIII, Inc., NWP Services Corporation and Ronald Reed, as shareholder representative

99.1**	RealPage, Inc. Press Release dated February 23, 2016

*	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. RealPage agrees to supplementally furnish a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.
**	Furnished herewith.

The information furnished in this Current Report under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Stephen T. Winn
Chief Executive Officer, President and Chairman

Date: February 23, 2016

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated February 23, 2016, among RealPage, Inc., RP Newco XVIII, Inc., NWP Services Corporation and Ronald Reed, as shareholder representative

99.1	RealPage, Inc. Press Release dated February 23, 2016